Exhibit 10.22

CARAUSTAR INDUSTRIES, INC.

INSURED SECURITY OPTION PLAN

(ISOP®)

i

Trust Agreement	6
Trustee	6

CONTRIBUTIONS	6
Contributions	6
Interest Payments	7
Vesting	7
Participant’s Investment Allocations	8

INVESTMENT OF PLAN ASSETS	8
Investment of Plan Assets	8
Borrowing of Money for Investment	8
Interest Payments	9

DISTRIBUTIONS	9
Distribution Upon Distribution Event	9
Distribution Upon Death of Participant	9
Timing of Distributions Due to Distribution Events	10
Debt Ratio Greater than Acceptable Level	10
Death of Participant	11

BENEFICIARY	11
Designation of Beneficiary	11
Married Participants	11
Failure to Designate a Beneficiary	12

ADMINISTRATION	12
Administrative Authority	12
Indemnification	13
Litigation	14
Service Fees and Expenses	14
Priority Allocation of Contributions	14

CLAIMS PROCEDURES	15
Scope of Claims Procedures	15
Initial Claims Procedure	15
Timing for Initial Claim	16
Review of Initial Claim Decision	16
Timing for Review of Initial Claim Decision	17
Content of Notice of Decision on Review	17
Time for Filing Legal or Equitable Action	18

ii

AMENDMENT	18

Right to Amend	18

TERMINATION	18

Voluntary Termination	18
Insolvency	18
Employer’s Successor	19

MISCELLANEOUS	19

Limitations on Liability of Employer	19
Construction	19
Spendthrift Provision	19
ERISA Plan; Exclusive Benefit	20
Mistake of Fact	20
Notice	20
Parties Bound	21
Photocopy Original	21

iii

INSURED SECURITY OPTION PLAN

RECITALS

The Employer intends and desires by the adoption of this Plan to recognize the value to the Employer of the past and present services of Participants covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provisions for their future retirement security.

ACCORDINGLY,

I.	DEFINITIONS

A.	Adoption Agreement means the Adoption Agreement completed by the Company to adopt the Plan. The Adoption Agreement is incorporated herein by reference.

B.	Anniversary Date means the date twelve (12) months after the Effective Date and each date every twelve (12) months thereafter. If such date is not a Business Day, then such date shall be the first Business Day following that date.

C.	Beneficiary means any person or persons so designated in accordance with the provisions of Article V.

D.	Board means the Board of Directors of the Company.

E.	Business Day means any day on which the New York Stock Exchange is open for trading.

F.	Code means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

G.	Committee means the Committee appointed by the Compensation Committee of the Board to administer the Plan.

H.	Company means the company named in the Adoption Agreement and incorporated herein by reference, and its successors and/or assigns unless otherwise herein provided.

I.	Death Benefits means all proceeds payable under the lump sum payment option of a Policy upon the death of the insured Participant.

J.	Debt Ratio means the ratio of the indebtedness of a Sub-Trust with respect to a Loan to the Plan Assets of the Sub-Trust that collateralize that Loan.

K.	Deferred Compensation Plan means the Caraustar Deferred Compensation Plan as amended and restated effective January 1, 2003.

L.	Disability means a physical or mental condition that meets the eligibility requirements for the receipt of disability income under the terms of the Long-Term Disability Plan sponsored by Company; provided, however, that in the event that the Company does not sponsor a Long-Term Disability Plan, Disability shall mean the termination of a Participant’s employment with the Company, due to the Participant’s absence from his or her duties with the company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of the Participant’s incapacity due to physical or mental illness. In the absence of a Company sponsored Long-Term Disability Plan, the Committee shall have the sole discretion, based upon competent medical advice, to determine whether a Participant is or continues to be Disabled.

M.	Distribution Event means one of the following events which triggers the distribution of all or part of the Plan Assets held by the Sub-Trust of a Participant (other than the death of the Participant):

(i)	the termination of the Participant’s employment with the Employer prior to the Participant reaching age sixty-five (65) or age fifty-five (55) with ten (10) years of employment with Employer, if the current value of the Plan Assets held by the Sub-Trust of that Participant, net of liabilities, does not exceed $5,000 or such other amount as permitted under Section 203(e) of ERISA;

(ii)	the Participant’s written request or consent to distribution after termination of the Participant’s employment with the Employer prior to the Participant reaching age sixty-five (65) or age fifty-five (55) with ten (10) years of employment with Employer, if the current value of the Plan Assets held by the Sub-Trust of that

Participant, net of liabilities, exceeds $5,000 or such other amount as permitted under Section 203(e) of ERISA; provided, however that the Participant’s written request or consent to a distribution shall not be required after the Participant has reached age sixty-five (65);

(iii)	the termination of the Participant’s employment with the Employer after the Participant has reached age sixty-five (65) or age fifty-five (55) with ten (10) years of employment with Employer;

(iv)	if and to the extent specified in the Adoption Agreement, the Participant suffers a financial hardship, as defined in the Adoption Agreement and incorporated herein by reference, and the Committee allows a distribution from the Plan. The Committee shall consider the circumstances of each such case and the best interests of the Participant and his or her family and shall have the right, in its sole discretion, to allow such a distribution or to refuse to allow such a distribution; or

(v)	the Employer elects to voluntarily terminate the Plan or the Plan automatically terminates upon the Employer’s insolvency or succession.

N.	Effective Date means the date chosen in the Adoption Agreement and incorporated herein by reference.

O.	Employer means the Company and any subsidiary that adopts this Plan with the consent of the Company. The subsidiaries adopting the Plan from time to time will be set forth on Exhibit “A” attached hereto, as amended from time to time.

P.	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Q.	Initial Monetary Contribution means the first Monetary Contribution made to the Plan on behalf of each Participant.

R.	Insurer means, the insurance company that issues a Policy on the life of a Participant, pursuant to the Plan.

S.	Interest Contribution means a contribution made by the Participant, or the Participant’s Employer on behalf of a Participant, to a Participant’s Sub-Trust that is used by the Trustee to make Interest Payments required to be made by that Sub-Trust with respect to a Loan.

T.	Interest Payment means any payment of interest required to be made by any Sub-Trust with respect to any Loan made to that Sub-Trust.

U.	Investment Options means the Investment Options available under the Plan, as set forth in Exhibit “B” attached hereto, as amended from time to time.

V.	Loan means an amount borrowed by a Sub-Trust pursuant to the Plan. In no event will a Loan with respect to a Sub-Trust be taken more than twice in a Plan Year.

W.	Maximum Debt Ratio occurs when the Loan(s) to any Sub-Trust is equal to or greater than eighty percent (80%) of the total cash surrender value of any Policy and the value of any other Plan Assets assigned, pledged, or otherwise encumbered with respect to the Loan(s).

X.	Monetary Contribution means the contributions made by an Employer on behalf of a Participant to the Participant’s Sub-Trust pursuant to the Plan. Monetary Contributions may be used to make Interest Payments, pay Service Fees and Expenses, or pay premiums under a Participant’s Policy and/or acquire or invest in other Plan Assets of the Participant’s Sub-Trust.

Y.	Money Market Account means the money market subaccount available under the Policy or, if no Money Market Account is available, such other similar investment option available under the Policy, or such other investment as the Committee shall determine, which offers a reasonable rate of return consistent with preservation of capital and liquidity, as determined by the Committee. If the Money Market Account identified within the Adoption Agreement is changed by the Committee, the Participant shall be notified of such change in writing.

Z.	Net Death Benefit means a Policy’s Death Benefit, less the principal amount of any Loan(s) and the accrued interest thereon owed by the Participant’s Sub-Trust.

AA.	Participant means any employee of any Employer designated by the Employer, solely in its discretion, to participate in the Plan. Under no circumstance shall the Employer condition participation on a requirement that an employee complete a period of service with the Employer extending beyond the later of the date the employee attains the age of twenty one (21) years and the date the employee completes 12 months of employment with the Employer, whether or not consecutive, nor shall the Employer exclude an employee from participation on the basis of the Participant’s attaining any age.

BB.	Plan means this Caraustar Industries, Inc. Insured Security Option Plan, as amended from time to time.

CC.	Plan Administrator means the Company, which is the “named fiduciary” of the Plan within the meaning of Section 402(a) of ERISA.

DD.	Plan Asset(s) means any Policy or other asset acquired by a Sub-Trust to fund a Participant’s benefits under the Plan.

EE.	Plan Year means the twelve month period beginning on April 1 and ending on March 31.

FF.	Policy means a policy acquired pursuant to the Plan on the life of a Participant.

GG.	Separate Account Assets means assets held in one or more subaccounts of the Insurer’s separate account for use with each Policy.

HH.	Service Fees and Expenses means such reasonable fees and expenses incurred by the Plan for services, including, but not limited to, accounting, legal, administrative and record keeping services.

II.	Special Monetary Contribution means a contribution made by a Participant pursuant to Article IV Section D (i) of the Plan, and allocated to the Participant’s Sub-Trust, in the amount necessary to lower the debt ratio of the Participant’s Sub-Trust below the Transfer Debt Ratio.

JJ.	Spouse means the person to whom a Participant is legally married at the time of the Participant’s death.

KK.	Sub-Trust means each sub-trust created and maintained within the Trust to fund a Participant’s benefits under the Plan.

LL.	Transfer Debt Ratio occurs when the indebtedness owed by a Participant’s Sub-Trust with respect to any Loan(s) (including accrued interest) is equal to or greater than seventy percent (70%) of the total cash surrender value of Policy and the value of any other Plan Assets of the Participant’s Sub-Trust assigned, pledged, or otherwise encumbered with respect to such Loans.

MM.	Trust means the trust to be established, pursuant to this Plan, by the Company and the Trustee pursuant to the terms and conditions set forth in the Trust Agreement.

NN.	Trust Agreement means the Trust Agreement entered into between the Company and the Trustee, to hold, invest and distribute assets in accordance with the terms of the Plan. The provisions of the Trust Agreement are expressly incorporated herein and made a part hereof with the same force and effect as if the Trust Agreement had been fully set forth herein. All terms defined in the Trust Agreement shall have the same meanings when used herein, unless expressly provided to the contrary herein.

OO.	Trustee means the Trustee named in the Adoption Agreement and such successor and/or additional trustees as may be named pursuant to the terms of the Trust Agreement. The Trust shall be governed in accordance with Section 403(a)(1) of ERISA. As such, the Trustee shall be a non-discretionary trustee subject to the proper direction of the Employer made in accordance with the terms of the Plan and which are not contrary to ERISA.

II.	CONTRIBUTIONS

A.	Contributions.

(i)	An employee of an Employer shall be promptly notified in writing by the Employer of the employee’s selection as a Participant. Each Plan Year, each Participant shall have the right to elect to have his or her salary, bonuses and/or other cash compensation reduced, and instead to have the Employer make Monetary Contributions to the Sub-Trust for the Participant equal to the amount by which the salary, bonuses, and/or other cash compensation reduction elected by the Participant exceeds any amounts that the Employer withholds from such elected amounts to account for tax withholding using a reasonable approximation, determined by the Company and set forth in the Adoption Agreement, in order to provide for a uniform contribution percentage for all Participants.

Each Monetary Contribution to the Plan shall become subject to the terms and conditions of this Plan and the Trust Agreement. Participants may make and change their elections, and such elections and changes shall be effective, at such times as the Committee shall determine to be administratively practicable. The Employer shall make the Monetary Contributions as soon practicable after such salary, bonuses, and/or other cash compensation would have otherwise been paid to the Participant directly, but in no event later than the fifteenth business day of the calendar month following the month such compensation would otherwise have been paid to the Participant.

(ii)	At any time prior to January 1, 2005, notwithstanding anything herein to the contrary and without regard to any limitation on contributions as set forth in the Adoption Agreement, the Plan will accept any contribution made by the Company on behalf of a Participant in an amount determined by reference to the Participant’s account balance under the Deferred Compensation Plan. The provisions of (i) above regarding withholding from elected compensation reduction amounts to account for tax withholding shall apply to such contributions.

B.	Interest Payments. If and to the extent so elected by the Company each year, on the Anniversary Date of each Plan Year, the Employer shall make an Interest Contribution to the Sub-Trust of each Participant employed by the Employer which the Trustee shall use to make any Interest Payments due on any Loan(s) made to that Sub-Trust. In the event the Employer does not make an Interest Contribution to the Participant’s Sub-Trust, the Trustee shall make a partial withdrawal from the Policy owned by the Sub-Trust, or otherwise use the Plan Assets of the Sub-Trust, to make the Interest Payment. Upon termination of a Participant’s employment with the Employer, the Committee shall notify the Participant if the Participant has the option to make or continue to make each Interest Contribution to the Plan. As each Interest Payment comes due, the Committee shall notify the Participant of the amount of interest due with respect to the Loans made to the Sub-Trust of the Participant and the date on which it is due. If the Participant fails to make an Interest Contribution within thirty (30) days after the due date, the Trustee shall make a partial withdrawal from the Policy owned by the Sub-Trust, or otherwise use the Plan Assets of the Sub-Trust, to make the Interest Payment and to pay a penalty to the Trustee equal to 1% of the Interest Contribution.

C.	Vesting. A Participant shall be one hundred percent (100%) vested at all times in all amounts held within the Participant’s Sub-Trust pursuant to the Plan.

D.	Participant’s Investment Allocations. The Plan provides for individual accounts and is intended to qualify under Section 404(c) of ERISA. The Company shall determine the Investment Options to be made available to Participants under the Plan. The Committee shall establish and implement a procedure pursuant to which each Participant will direct the manner in which the Plan Assets owned by the Participant’s Sub-Trust are to be allocated among the Investment Options available under any Policy owned by the Sub-Trust or any other Investment Options made available from time to time by the Company in accordance with Section 404(c) of ERISA. Participants may change their allocations among Investment Options at such times and in such manner as the Committee shall from time to time prescribe. If a Participant fails to make an investment election according to the terms established by the Committee, the Plan Assets in the Participant’s Sub-Trust or portion thereof as to which no investment election has been made shall be invested in the Money Market Account. Investment allocations are subject to such uniform rules and procedures as the Committee shall establish.

III.	INVESTMENT OF PLAN ASSETS

A.	Investment of Plan Assets. Upon receiving each Initial Monetary Contribution, the Trustee shall establish and maintain a Sub-Trust within the Trust for the Participant for whose benefit the Initial Monetary Contribution is made, and the Trustee shall invest the portion of the Initial Monetary Contribution not otherwise used to pay Service Fees and Expenses allocable to that Sub-Trust in a Policy or any other Plan Assets for the benefit of the Participant for whom the contribution was made, as directed by the Committee based upon the investment allocations of the Participant. Thereafter, upon receiving any Monetary Contributions, the Trustee shall credit those contributions to the Sub-Trust of the Participant for whom the contributions are made and the Trustee shall invest in the Policy insuring the life of that Participant or acquire or invest in other Plan Assets owned by the Sub-Trust, as directed by the Committee, based upon the investment allocations of the Participant, the portion of those Contributions not otherwise used to pay Service Fees and Expenses, or to make Interest Payments, allocable to the Sub-Trust. In addition, the Trustee shall invest the proceeds of all Loans made to a Sub-Trust and any Special Monetary Contributions made by a Participant in the Policy owned by the Participant’s Sub-Trust and/or in other Plan Assets, as directed by the Committee, based upon the investment allocations of the Participant.

B.	Borrowing of Money for Investment. Each Participant may, in his or her discretion, authorize and direct the Trustee to cause the Participant’s Sub-Trust to take Loans from a licensed lender (the “Lender”) selected by the Participant; provided, however, that the third party administrator for the Plan has acknowledged that reasonable arrangements for the administration of the Loan have been made. Loans shall only be permitted to be taken on a semi-annual basis at such specific dates as are determined by the Committee. The amount of each Loan shall not exceed the amounts withheld to account for taxes, as determined in accordance with Article II Section A (i) hereof, that are withheld from Monetary Contributions during the six (6) months immediately preceding the date of the Loan. If a Loan is made, the Trustee shall assign to the Lender, as collateral, the total cash surrender value of the Policy as of, and any other Plan Assets owned by the Participant’s Sub-Trust on, a date that is at least thirty-five (35) days before the date the Loan is made. All amounts borrowed shall be invested in accordance with Article III Section A hereof. No Loan shall be taken if such Loan would cause the Debt Ratio of the Participant’s Sub-Trust to exceed 50%. Notwithstanding the foregoing, in no event shall any executive officer, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, be eligible to direct the Trustee to cause the Participant’s Sub-Trust to take Loans from a Lender.

C.	Interest Payments. On the Anniversary Date of each Plan Year, the Trustee shall pay the accumulated interest on any outstanding Loans owed by any Sub-Trust. Such payments shall be made from Interest Contributions, if any, or from the sale of any other Plan Assets owned by the Sub-Trust, or from partial withdrawals from any Policy owned by the Participant’s Sub-Trust, in accordance with Article II Section B herein.

IV.	DISTRIBUTIONS

A.	Distribution Upon Distribution Event. The Trustee shall maintain each Policy and each other Plan Asset owned by a Sub-Trust for a Participant until the occurrence of a Distribution Event with respect to that Participant. When a Distribution Event occurs with respect to a Participant, the Trustee shall take a withdrawal from the Policy or sell other Plan Assets owned by the Participant’s Sub-Trust as directed by the Company, in an amount necessary to repay the Loan(s), including any accrued but unpaid interest owed upon the Loan(s), and transfer the remaining Plan Assets in the Participant’s Sub-Trust to the Participant. Thereafter, the Sub-Trust of the Participant shall terminate.

B.	Distribution Upon Death of Participant. Absent the occurrence of a Distribution Event, the Trustee shall maintain each Policy and each other Plan Asset owned by the Sub-Trust of a Participant within the Sub-Trust until notified of a Participant’s death. If the Sub-Trust owns a Policy, the Trustee will then request that the Insurer repay all accumulated indebtedness of the Sub-Trust, including any outstanding principal and accrued but unpaid interest on any Loan(s) made to the Sub-Trust, out of the Death Benefits, and that the Insurer pay the balance of the Death Benefits to the Sub-Trust and the Trustee will then distribute the Net Death Benefits to the Participant’s Beneficiary. If the Participant’s Sub-Trust does not own a Policy, or the Death Benefits under the Policy on the Participant’s life are not sufficient to repay all indebtedness of the Participant’s Sub-Trust, then the Trustee shall sell any Plan Assets (other than the Policy or an annuity contract) and use the proceeds to repay any remaining indebtedness of the Sub-Trust, and distribute the balance of the assets in the Participant’s Sub-Trust (including any annuity contract) to the Participant’s Beneficiaries. Upon receiving notice that the Death Benefits have been paid and/or having distributed the assets of the Participant’s Sub-Trust in accordance herewith, the Sub-Trust of that Participant shall terminate.

C.	Timing of Distributions Due to Distribution Events. Any distribution made pursuant to Article IV Section A, shall be made as soon as practicable after the Distribution Event occurs and arrangements for the distribution have been made by the Trustee; provided, however, that the distribution shall be made not later than sixty (60) days after the end of the Plan Year in which a Distribution Event occurs.

D.	Debt Ratio Greater than Acceptable Level.

(i)	Transfer Debt Ratio: If the Debt Ratio of a Participant’s Sub-Trust is within five percentage points of reaching the Transfer Debt Ratio, the Committee shall send notice to the Participant’s last known address of that fact within two (2) Business Days after the Transfer Debt Ratio is reached. The notice will inform the Participant that the Participant may remit money to the Participant’s Sub-Trust as a Special Monetary Contribution. If the value of the Plan Assets in the Participant’s Sub-Trust reaches the Transfer Debt Ratio, the Trustee shall transfer all of the Separate Account Assets with respect to that Policy, and/or other Plan Assets owned by Participant’s Sub-Trust, into the Money Market Account. The Separate Account Assets and other Plan Assets shall remain in the Money Market Account until: a) the Plan receives a Monetary Contribution allocable to the Participant’s Sub-Trust; and b) after such contribution, the Debt Ratio of the Participant’s Sub-Trust is less than the Transfer Debt Ratio. If and when those conditions have been satisfied, the Participant may allocate all the Separate Account Assets and other Plan Assets in accordance with Article II Section D hereof.

(ii)	Maximum Debt Ratio: If the Debt Ratio of a Participant’s Sub-Trust reaches the Maximum Debt Ratio, the Trustee shall withdraw from the Policy owned by the Participant’s Sub-Trust and/or sell other Plan Assets in the Participant’s Sub-Trust in an amount necessary to repay the Loan(s), including any accrued interest on such Loan(s) owed by the Participant’s Account. The remaining rights under the Policy and other Plan Assets owned by the Participant’s Account shall be held in the Participant’s Sub-Trust until a Distribution Event occurs. During this period additional Monetary Contributions may be made to the Participant’s Sub-Trust to pay additional premium payments on the Policy owned by the Participant’s Sub-Trust and to invest in any other Plan Assets permitted under the Plan. However, the Trustee shall not take out any additional Loans with respect to the Participant’s Sub-Trust.

E.	Death of Participant. If a Participant’s employment with an Employer is terminated due to the Participant’s death, the Participant’s designated Beneficiary shall be entitled to the Net Death Benefits paid under the Plan upon submission of a death claim by the Beneficiary to the Trustee and to the extent required to the Insurer, and any other Plan Assets of the Participant’s Sub-Trust, after payment of all indebtedness of the Sub-Trust.

V.	BENEFICIARY

A.	Designation of Beneficiary. Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Beneficiary designation without the consent of any prior Beneficiary, unless otherwise provided herein, by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall any designation, change or revocation be effective as of a date prior to the Committee’s receipt thereof.

B.	Married Participants. Notwithstanding, paragraphs A and C of this Section V, if a Participant is survived by a Spouse, the Participant’s Beneficiary shall be the Participant’s Spouse. Notwithstanding the foregoing, a married Participant may designate a Beneficiary other than the Participant’s Spouse by filing a written designation with the Committee naming a Beneficiary other than the Participant’s Spouse and that contains the written consent of the Spouse to such designation (which may not be changed without the Spouse’s written consent) or the written consent of the Spouse that expressly permits Beneficiary Designations by the Participant without any requirement of further consent by the spouse. The Participant’s Spouse must acknowledge the effect of the waiver and consent, and the Participant’s Spouse’s signature must be notarized or witnessed by a Plan representative. If the consent of the Spouse permits Beneficiary Designations without further consent by the Spouse, the consent must acknowledge and expressly relinquish the right to limit the consent to the designation of a specific Beneficiary. If the Spouse is legally incompetent to give consent, the Spouse’s legal guardian, even if the guardian is the Participant, may give consent. Also, if the Participant is legally separated or the Participant has been abandoned (within the meaning of the local law of the Participant’s state of residence) by his or her Spouse and the Participant has a court order to that effect, no Spousal consent shall be necessary for any Beneficiary Designation unless a qualified domestic relations order (“QDRO”), as defined in Section 206(d) of ERISA, provides otherwise.

C.	Failure to Designate a Beneficiary. If no Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall be entitled to any benefits payable under the Plan upon the Participant’s death. A Beneficiary must survive the Participant by five (5) days in order to be considered to be living on the date of the Participant’s death.

VI.	ADMINISTRATION

A.	Administrative Authority. The Compensation Committee will appoint a Committee to administer the Plan. The members will serve until the earlier of their resignation, death or removal. Any member may resign at any time by mailing a written resignation to the Compensation Committee. Any member may be removed by the Compensation Committee, with or without cause. As of the Effective Date of the Plan, the Committee shall be comprised of the Company’s Vice President, Human Resources and Public Relations, the Company’s Vice President, Treasurer and Controller, and the Company’s Corporate Secretary and Manager, Administrative Services. The Committee shall have the sole responsibility for and the sole control of the operation and administration of the Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan including, without limitation, interpreting the terms of the Plan and the power, duty, and responsibility to:

(i)	resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan;

(ii)	adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

(iii)	implement the Plan in accordance with its terms and the rules and regulations adopted as above;

(iv)	make determinations with respect to the eligibility of any individual as a Participant or whether a Participant is entitled to receive Plan benefits; and

(v)	appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons.

Any and all final decisions by the Committee shall be binding and conclusive on all affected parties, unless shown to have been made in an arbitrary and capricious manner.

The Committee shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. Further, the Committee may authorize one or more persons to execute any application for any Policy or any other document relating to the Plan on behalf of the Committee, in which event any person notified by the Committee of such authorization shall be entitled to accept and conclusively rely upon any such Policy application or other document executed by such person as representing action by the Committee until such third person shall have been notified of the revocation of such authority.

B.	Indemnification. No member of the Committee shall be liable for any act or omission of any other member of the Committee or any other agent appointed by the Committee unless required by the terms of ERISA or another applicable state or federal law under which liability cannot be waived. The Company shall indemnify and hold harmless the members of the Committee, and any employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such employee. This indemnification shall be in addition to, and not in limitation of, any other indemnification protection of the Committee.

C.	Litigation. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming, under the Plan.

D.	Service Fees and Expenses. The Employer shall pay the Service Fees and Expenses allocable to the Sub-Trust of each Participant so long as the Participant remains in the employ of the Employer. If a Participant terminates employment with the Employer, the Committee shall invoice that Participant as Service Fees and Expenses come due, in advance, for the amount due with respect to that Participant’s Sub-Trust and shall indicate on the invoice the date on which it is due. In the event payment of the full Service Fees and Expenses is not received by the Trustee from the Participant with respect to a particular Participant, or only a partial amount of the invoiced Service Fees and Expenses is received by the Plan with respect to a particular Participant, within thirty (30) days prior to the date on which it is due, the Trustee shall pay the Service Fees and Expenses out of the assets of the Participant’s Sub-Trust. The Committee, or if the Committee fails to do so the Trustee, shall determine the manner in which any Service Fees and Expenses are to be allocated among the Sub-Trusts in such manner as the Committee or Trustee, as the case may be, reasonably shall determine. If and to the extent not otherwise paid by the Employer or the Participant, all Service Fees and Expenses incurred in the administration and operation of the Plan shall be paid from the assets of the Sub-Trust to which the Service Fees and Expenses are so allocable.

E.	Priority Allocation of Contributions. As Monetary Contributions are received by the Trustee with respect to a Participant’s Sub-Trust, those Monetary Contributions shall be applied in the following manner: (1) to make any Interest Payments then due from the Participant’s Sub-Trust; (2) to pay any outstanding Service Fees and Expenses allocable to the Participant’s Sub-Trust that have not been paid by the Employer; and (3) to pay premiums into the Policy or acquire or invest in any other Plan Assets owned by the Participant’s Sub-Trust.

VII.	CLAIMS PROCEDURES

A.	Scope of Claims Procedures. This Article VII sets forth the procedures to claim benefits under the Plan. References in this Article VII to Disability benefit claims shall only apply to the extent that such Disability claims require an independent determination by the Committee as to the Participant’s Disability status. To the extent that a Participant’s Disability status is based on a disability determination under the Company’s Long-Term Disability Plan, the special provisions of this Article VII that apply to claims for which an independent determination of disability is required shall not apply to the Participant’s claim.

B.	Initial Claims Procedure. Any person claiming a benefit under the Plan (“Claimant”) shall present the claim, in writing, to the Committee, and the Committee shall respond in writing. Any claim for benefits under this Plan must be filed within the six (6) months following the date of a Participant’s death or a Distribution Event. If the claim is denied, the written or electronic notice of denial shall provide, in a manner calculated to be understood by the average Claimant each of the following:

(i)	the specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

(ii)	a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(iii)	an explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review;

(iv)	in the case of a denial of a disability benefit, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either (a) the specific rule, guideline, protocol, or other similar criterion, or (b) a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to the Claimant free of charge upon request; and

(v)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either (a) an explanation of the specific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or (b) a statement that such explanation will be provided upon request to the Claimant free of charge.

C.	Timing for Initial Claim. The written or electronic notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days (forty-five (45) days for a disability claim) after the Committee’s receipt of the claim, unless special circumstances require an extension of the time for processing the claim. If such an extension is required, written or electronic notice of the extension shall be furnished by the Committee to the Claimant within the initial ninety (90) day period (forty-five (45) day period for disability claims), and in no event shall such an extension exceed a period of ninety (90) days (two (2) thirty (30) day periods for disability claims) from the end of the initial ninety (90) day period (forty-five (45) day period for disability claims). Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim. If a decision is not given to the Claimant within the review period, the claims is treated as if it were denied on the last day of the review period.

D.	Review of Initial Claim Decision. Any Claimant whose initial claim is denied (or such Claimant’s authorized representative) may, within sixty (60) days (180 days for a disability claim) after the Claimant’s receipt of notice of the denial or after the date of the deemed denial, submit a written request for a review of the denial to the Committee. Upon such a request for review, the claim shall be reviewed by the Committee (or its designee), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

In addition to the foregoing provisions of this Article VII Section D, the following rules shall apply to the review of a disability claim:

(i)	The Claimant’s claim shall be reviewed without deference to the initial adverse benefit determination, and the review shall be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;

(ii)	In deciding an appeal of any adverse benefit determination that is based in whole or part on medical judgment, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(iii)	Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant’s adverse benefit determination shall be identified, without regard to whether the advice was relied upon in making the benefit determination; and

(iv)	The health care professional engaged for purposes of a consultation under (ii) above shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

E.	Timing for Review of Initial Claim Decision. The decision on review normally shall be made within sixty (60) days (forty-five (45) days for a disability claim) of the Committee’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Committee, and the time limit for the decision on review shall be extended to 120 days (or ninety (90) days for a disability claim).

F.	Content of Notice of Decision on Review. Upon completion of the review of an adverse initial claim determination, the Committee shall give the Claimant written or electronic notification of the Committee’s decision on review and shall state, in a manner calculated to be understood by the average Claimant, the specific reasons for the decision, and shall include references to the relevant provisions of the Plan on which the decision is based, a statement that the claimant may review all documents and other information relevant to the claim, and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

In addition to the information described above, the following information shall be included in the notification of the Committee’s decision upon review of a disability claim:

(i)	if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either (a) the specific rule, guideline, protocol, or other similar criterion or (b) a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to the Claimant free of charge upon request.

(ii)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided to the Claimant free of charge upon request; and

(iii)	a statement that the Claimant and the Plan may have other voluntary alternative dispute resolution options, such as mediation, and that one way to find out what options may be available is to contact the local U.S. Department of Labor Office and your State insurance regulatory agency.

All decisions on review shall be final and binding with respect to all concerned parties.

G.	Time for Filing Legal or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such person must commence not later than two (2) years from the expiration of the time allowed for filing a claim.

VIII.	AMENDMENT

A.	Right to Amend. The Company, by written instrument executed by its Board of Directors or other governing body, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or Beneficiary of benefits accrued hereunder prior to the date of such amendment.

IX.	TERMINATION

A.	Voluntary Termination. The Company reserves the right, at any time, to terminate the Plan. Upon termination of the Plan, the Company shall instruct the Trustee that a Distribution Event has occurred with respect to all Participants.

B.	Insolvency. Upon the Insolvency of any Employer, a Distribution Event shall be deemed to have occurred with respect to all Participants employed by that Employer. The Employer shall be considered “Insolvent” for purposes of this Plan if it is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

C.	Employer’s Successor. Any corporation or other business organization that is a successor to an Employer by reason of a consolidation, merger, or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger, or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall terminate as to that Employer in accordance with Section A of this Article VIII.

X.	MISCELLANEOUS

A.	Limitations on Liability of Employer. Neither the establishment of the Plan or any modification thereof nor the entitlement to any benefit under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer or any officer or employee thereof, except as provided by law or by any Plan provision. The Plan provides for individual accounts and is intended to qualify under Section 404(c) of ERISA. As such, the Employer and Committee do not in any way guarantee any Plan Assets acquired by the Participant’s Sub-Trust from loss or depreciation, for any reason whatsoever, including, without limitation, poor performance of an investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle.

B.	Construction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall be deemed modified to the minimum extent necessary to make such provisions consistent with applicable law and the intent of the Plan. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

C.	Spendthrift Provision. No amount payable to a Participant or a Beneficiary under the Plan will (except as otherwise specifically provided by law, including a qualified domestic relations order as defined in Section 206(d)(3)(B) of ERISA, or by the provisions of the Plan) be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so shall be void; nor shall any amount payable to a

Participant or a Beneficiary be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of that Participant or Beneficiary. Further, the withholding of taxes from Plan benefit payments, the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, if applicable, the transfer of benefit rights from the Plan to another plan, the assignment of Plan Assets for the purpose of securing Loans in accordance with the Plan, or the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation. In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Committee may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable, shall be paid into the court as they become payable to be distributed by the court to the recipient as the court deems proper at the close of said action.

D.	ERISA Plan; Exclusive Benefit. This Plan is intended to be an employee pension benefit plan within the meaning of Section 3(2) of ERISA, and shall be construed and administered in a manner consistent with that intention. This Plan has been established for the exclusive benefit of Participants and their Beneficiaries, and shall be interpreted in a manner consistent with the intent that it conform with the applicable requirements of ERISA. Except as may otherwise be permitted by law, at no time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries shall any part of the Plan Assets be used for, or diverted to, purposes other than for the exclusive benefit of the Participants in the Plan and their Beneficiaries and for defraying the reasonable expenses of administering the Plan that are not otherwise paid by the Employer.

E.	Mistake of Fact. If a contribution is made to the Plan by a mistake of fact, that contribution shall be returned to the Employer within one (1) year after the payment of the contribution if the Employer so directs the Committee prior to the expiration of such year.

F.	Notice. All notices, consents, and other communications provided for herein shall be made in writing to the applicable party at the last address provided to the Committee, and shall be binding on that party for all purposes of the Plan. All notices, including any change of address notice, shall be delivered in person or given by certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight carrier. Such notices shall be deemed given when mailed.

G.	Parties Bound. This Plan shall extend to and be binding upon the Employer, Committee, Participants, Beneficiaries and their heirs, executors, administrators, successors and permitted assigns.

H.	Photocopy Original. The original copies of this instrument may consist of multiple counterparts which are executed photocopies of a typed master, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

ATTEST/WITNESS	CARAUSTAR INDUSTRIES, INC.

By: /s/ Marinan R. Mays	By: /s/ Barry A. Smedstad

Print Name: Marinan R. Mays	Print Name: Barry A. Smedstad

Address: 3100 Joe Jerkins Blvd.	Address: 3100 Joe Jerkins Blvd.
Austell, GA 30106	Austell, GA 30106

Date: February 24, 2004	Date: February 24, 2004

SEAL

EXHIBIT “A”

ADOPTING SUBSIDIARIES

[Attached]

Caraustar Industries, Inc.

Insured Security Option Plan

Adopting Subsidiaries

EXHIBIT “B”

INVESTMENT OPTIONS

[Attached]

Caraustar Industries, Inc.

Insured Security Option Plan

Investment Options

The following are the “Investment Options” that are available under the Caraustar Industries, Inc. Insured Security Option Plan:

Life Insurance Policy

American Funds Growth & Income Fund

Delaware VIP REIT Series

Delaware VIP Small Cap Value

Scudder VIT Equity 500 Index Fund

FTVIPT Templeton Growth

Fidelity VIP Growth Portfolio

Fidelity VIP Asset Manager Fund

Janus Aspen Series Mid-Cap Growth

Janus Aspen Series Balanced Portfolio

** Lincoln VIP Money Market Fund

Lincoln VIP Bond Fund

Lincoln Fixed Account

Neuberger Berman AMT Regency Portfolio

Money Market Mutual Fund

First American Prime Obligation Fund

**	Indicates the Default Investment Option